Exhibit (i)
                       SEWARD & KISSEL LLP
                      ONE BATTERY PARK PLAZA
                        NEW YORK, NY 10004
                    Telephone: (212) 574-1200
                    Facsimile: (212) 480-8421
                          www.sewkis.com

                                                     October 25, 2002

Alliance Capital Reserves
Alliance Government Reserves
Alliance Municipal Trust
         1345 Avenue of the Americas
         New York, New York 10105

Ladies and Gentlemen:

     We have acted as counsel for each of the business trusts named above (each, a "Trust," and collectively, the "Trusts") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares (the "Shares") representing the beneficial interest of each Trust, par value per share as set forth in the respective Trust's Declaration of Trust or Agreement and Declaration of Trust (each a "Charter"). Each Trust has been formed under Massachusetts law and is a trust with transferable shares of the type commonly referred to as a "Massachusetts business trust" and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion is rendered to each Trust severally, and not to the Trusts jointly.

     As counsel for a Trust, we have participated in the preparation of the Post-Effective Amendment to that Trust's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") on October 25, 2002 (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of that Trust and any amendments and supplements thereto and have relied upon such records of that Trust and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

     Based on such examination, and subject to the qualification concerning possible shareholder liability set forth below, we are of the opinion that the Shares of each Trust to be offered for sale pursuant to the Registration Statement of that Trust are duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of The Commonwealth of Massachusetts.

     Under Massachusetts law, shareholders of a trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Charter of each Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Charter of each Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     We do not express an opinion with respect to any laws other than the laws of Massachusetts applicable the issuance of shares of beneficial interest in a domestic business trust. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Massachusetts or any other jurisdiction. Members of this firm are admitted to the bars in the State of New York and the District of Columbia.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information- -Counsel" in the Part B thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                          Very truly yours,

                                          /s/ Seward & Kissel LLP


00250.0185 #355727